FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PENSKE AUTOMOTIVE GROUP, INC.

Penske Automotive Group, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.The present name of the Corporation is Penske Automotive Group, Inc. and the original name of the Corporation was EMCO Motor Holdings, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 6, 1990.

2.This Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

3.The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

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ARTICLE I NAME

The name of the corporation is: Penske Automotive Group, Inc. (the "Corporation").

ARTICLE II REGISTERED OFFICE AND AGENT

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV CAPITAL

1. Designation.

The total number of shares of capital stock which the Company shall have the authority to issue is 267,225,000, consisting of: (i) 240,000,000 shares of Voting Common Stock, par value $0.0001 per share (the "Voting Common Stock"); (ii) 7,125,000 shares of Non-Voting Common Stock, par value $0.0001 per share (the "Non-Voting Common Stock"); (iii) 20,000,000 shares of Class C Common Stock, par value $0.0001 per share (the "Class C Common Stock" and collectively with the Voting Common Stock, and the Non-Voting Common Stock, the "Common Stock"); and (iv) 100,000 shares of Preferred Stock, par value $0.0001 per share.

All shares of Common Stock issued and outstanding shall be identical and shall entitle the holders thereof to the same rights and privileges, except as otherwise provided in this Article IV. Holders of shares of Common Stock shall not have preemptive or other rights to subscribe for additional shares of Common Stock or for any other securities of the Corporation.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board") is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, for such consideration (not less than its par value) and with such designations, powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as shall be determined by the Board and fixed by resolution or resolutions adopted by the Board providing for the number of shares in each such series.

2. Voting Power of Common Stock.

(a) Except as otherwise required by law, each holder of Voting Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Voting Common Stock standing in such holder's name on the books of the Corporation determined as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

(b) Except as provided in this Section 2 or as otherwise required by law, no holder of Non-Voting Common Stock shall be entitled to vote such stock on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided that the holders of Non-Voting Common Stock shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Non-Voting Common Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Voting Common Stock or would otherwise be treated differently from shares of Voting Common Stock in connection with such transaction, except that shares of Non-Voting Common Stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for the Voting Common Stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as the Non-Voting Common Stock is convertible into Voting Common Stock and (ii) all other consideration is equal on a per share basis. Notwithstanding the foregoing, holders of shares of the Non-Voting Common Stock shall be entitled to vote as a separate class on any amendment to this paragraph (b) of this Section 2.

(c) Except as provided in this Section 2 or as otherwise required by law, each holder of Class C Common Stock shall be entitled to one-tenth of one vote for each share of Class C Common Stock standing in such holder's name on the books of the Corporation determined as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken, and each share of Class C Common Stock shall be counted as one-tenth of one share in determining the number of shares voting or entitled to vote on any such matters.

(d) Except as otherwise provided in this Section 2 or as otherwise required by law, the holders of shares of Voting Common Stock and Class C Common Stock and, on any matter on which the holders of shares of Non-Voting Common Stock are entitled to vote, the holders of shares of Non-Voting Common Stock, shall vote together as a single class; provided, however, that the holders of shares of Non-Voting Common Stock or Class C Common Stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely affects the powers, preferences or special rights of the holders of the Non-Voting Common Stock or Class C Common Stock, respectively.

3. Certain Provisions relating to Common Stock.

(a) Subject to and upon compliance with the provisions of this Section 3, any Regulated Stockholder (as hereinafter defined) shall be entitled to convert, at any time and from time to time, any or all of the shares of Voting Common Stock held by such stockholder into an equal number of shares of Non-Voting Common Stock.

(b) Subject to and upon compliance with the provisions of this Section 3, each holder of Non-Voting Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Non-Voting Common Stock held by such stockholder into an equal number of shares of Voting Common Stock; provided, however, that no holder of shares of Non-Voting Common Stock shall be entitled to convert any such shares to the extent that, as a result of such conversion, such holder and its Affiliates (as hereinafter defined), directly or indirectly, would own, control or have the power to vote (i) a greater number of shares of Voting Common Stock or other securities of any kind issued by the Corporation than such holder and its Affiliates shall be permitted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such holder or its Affiliates or (ii) with respect to a holder or Affiliate that is subject to regulation under the insurance laws of any jurisdiction, 5% or more of the outstanding voting capital stock of the Corporation and, provided, further, that each holder of Non-Voting Common Stock may convert such shares into Voting Common Stock if such holder reasonably believes that such converted shares will be transferred within fifteen (15) days pursuant to a Conversion Event (as hereinafter defined) and such holder agrees not to vote any such shares of Voting Common Stock prior to such Conversion Event and undertakes to promptly convert such shares back into Non-Voting Common Stock if such shares are not transferred pursuant to a Conversion Event. Each Regulated Stockholder may provide for further restrictions upon the conversion of any shares of Non-Voting Common Stock by providing the Corporation with signed, written instructions specifying such additional restrictions and legending such shares as to the existence of such restrictions.

(c) To exercise its conversion privilege pursuant to this Section 3, a holder of Common Stock shall surrender the certificate or certificates representing the shares of Common Stock being converted (the "Converting Shares") to the Corporation's transfer agent and shall give written notice to the Corporation and its transfer agent that such holder elects to convert the Converting Shares into an equal number of shares of the class into which such shares may be converted (the "Converted Shares"). Such notice shall also state the name or names (with address or addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued. The Corporation shall promptly notify each Regulated Stockholder (that has previously informed the Corporation in writing of its status as a Regulated Stockholder) of its receipt of such notice. The certificate or certificates for Converting Shares shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation's transfer agent, together with the certificate or certificates representing the Converting Shares, shall be the "Conversion Date." As promptly as possible after the Conversion Date, the Corporation shall issue and deliver to the holder of the Converting Shares, or on its written order, such certificate or certificates as it may request for the Converted Shares issuable upon such conversion, and the Corporation shall deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion but which were not converted, provided, however, that if such conversion is subject to part (d) of this Section 3, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period (as hereinafter defined) referred to therein. Such conversion, to the extent permitted by the close of business on the Conversion Date, and at such time the rights of the holder of the Converting Shares as such holder shall cease (except that, in the case of a conversion subject to part (d) of this Section 3, the conversion shall be deemed effective upon the expiration of the Deferral Period referred to therein), and the person or persons in whose name or names the certificate or certificates for the Converted Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon the issuance of shares in accordance with this Section 3, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable. Notwithstanding any provision of this Section 3 to the contrary, each holder of Non-Voting Common Stock shall be entitled to convert shares of Non-Voting Common Stock in connection with any Conversion Event if such holder reasonably believes that such Conversion Event will be consummated, and a written request for conversion from any holder of Non-Voting Common

Stock to the Corporation stating such holder’s reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation will not cancel the shares of Non-Voting Common Stock so converted before the 15th day following such Conversion Event and will reserve such shares until such 15th day for reissuance in compliance with the next sentence. If any shares of Non-Voting Common Stock are converted into shares of Voting Common Stock in connection with a Conversion Event and such shares of Voting Common Stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Voting Common Stock shall be promptly converted back into the same number of shares of Non-Voting Common Stock.

(d) The Corporation shall not convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Voting Common Stock or any other class of capital stock of the Corporation or take any other action affecting the voting rights of such shares if such action will increase the percentage of any class of outstanding voting securities owned or controlled by any Regulated Stockholder (other than any such stockholder which requested that the Corporation take such action or which otherwise waives in writing its rights under part (d) of this Section 3) unless the Corporation gives written notice (the "Deferral Notice") of such action to each Regulated Stockholder (that has previously informed the Corporation in writing of its status as a Regulated Stockholder). The Corporation shall defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action, for a period of 30 days (the "Deferral Period") after giving the Deferral Notice in order to allow each Regulated Stockholder to determine whether it wishes to convert or take any other action with respect to the Common Stock it owns, controls or has the power to vote, and if any such Regulated Stockholder then elects to convert any shares of Voting Common Stock it shall notify the Corporation in writing within 20 days of the issuance of the Deferral Notice, in which case the Corporation shall (i) defer taking the pending action until the end of the Deferral Period, (ii) promptly notify from time to time each other Regulated Stockholder of each proposed conversion and the proposed transactions and (iii) effect the conversions requested by all Regulated Stockholders in response to the notices issued pursuant to part (d) of this Section 3 at the end of the Deferral Period.

(e) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Voting Common Stock, the Non-Voting Common Stock or the Class C Common Stock, the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

If, at any time and from time to time, there shall be a capital reorganization of the Voting Common Stock (other than a change in par value or from par value to no par value or from no par value to par value as a result of any stock dividend or subdivision, split-up or combination of shares) or a merger or consolidation of the Corporation with or into another corporation, or sale of all or substantially all of the Corporation's properties and assets, then, as part of such reorganization, merger, consolidation or sale, provision shall be made so that each holder of any shares of Non-Voting Common Stock shall thereafter be entitled to receive upon conversion of any such shares, so long as the conversion right hereunder with respect to such shares would exist had such event not occurred, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted such shares immediately prior to such capital reorganization, merger, consolidation or sale. In the event of such a merger, consolidation or sale, effective provision shall be made in the certificate of incorporation of the successor corporation or otherwise for the protection of the conversion rights of the shares of Non-Voting Common Stock that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Voting Common Stock into which such Non-Voting Common Stock could have been converted immediately prior to such event. The Corporation shall not be a party to any reorganization, merger or consolidation pursuant to which any Regulated Stockholder would be required to take (i) any voting securities which would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder or (ii) any securities convertible into voting securities which if such conversion took place would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder, other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation.

(f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, Non-Voting Common Stock or its treasury shares, solely for the purpose of effecting the conversion of shares of Voting Common Stock and Non-Voting Common Stock, such number of shares of such class as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Voting Common Stock that are entitled to so convert and all then outstanding shares of Non-Voting Common Stock.

(g) The issuance of certificates for shares of any class of Common Stock upon conversion of shares of any other class of Common Stock pursuant to this Section 3 shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted.

(h) “Conversion Event” shall mean (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Corporation’s Board of Directors or a committee thereof), (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Non-Voting Common Stock being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors, (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (e) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors (provided that the transaction has been approved by the Corporation’s Board of Directors or committee thereof).

"Affiliate" shall mean with respect to any person, any other person, directly or indirectly controlling, controlled by or under common control with such person. For the purpose of the above definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

"Regulated Stockholder" shall mean (i) any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation ("Regulation Y") and to which shares of Common Stock of the Corporation were issued pursuant to the warrants issued to J.P. Morgan Capital Corporation, so long as such stockholder shall hold such shares of Common Stock or shares issued upon conversion(s) of such shares, (ii) any stockholder that is subject to regulation under the New York Insurance Law and to which shares of Common Stock of the Corporation were issued pursuant to the warrants issued to The Equitable Life Assurance Society of the United States, so long as such stockholder shall hold such shares of Common Stock or shares issued upon conversion(s) of such shares, (iii) any Affiliate of any such Regulated Stockholder that is a transferee of any such shares of Common Stock of the Corporation, so long as such Affiliate shall hold, and only with respect to, such shares of Common Stock or shares issued upon conversion of such shares (iv) any person to which such Regulated Stockholder or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any shares transferred by such stockholder or Affiliates or any shares issued upon conversion of such shares but only if such person (or any Affiliate of such person) is (A) subject to the provisions of Regulation Y or (B) subject to regulation under the insurance laws of any jurisdiction, and (v) International Motor Cars Group II, LLC, Chase Equity Associates, L.P. or any other stockholder (x) that is subject to the provisions of Regulation Y and (y) that holds shares of Common Stock or Preferred Stock of the Corporation.

ARTICLE V BOARD OF DIRECTORS

Except as otherwise provided by law, the number of directors which shall constitute the Board shall be as set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot. At each annual meeting of stockholders of the Corporation, the directors elected at such meeting shall serve for a one-year term expiring at the next annual meeting of stockholders or until their earlier death, resignation or removal.

ARTICLE VI BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal Bylaws of the Corporation (except insofar as Bylaws adopted by the stockholders shall otherwise provide).

ARTICLE VII AGREEMENT WITH CREDITORS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VIII NO STOCKHOLDER ACTION WITHOUT MEETING

Any action required or permitted to be taken at an annual or special meeting of the Corporation's stockholders may be taken only at such duly called annual or special meeting.

ARTICLE IX INDEMNIFICATION

The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that that person is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that that person is not entitled to be indemnified by the Corporation as authorized in this Article IX.

The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any director, officer, trustee, employee or agent of the Corporation.

Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article IX, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ARTICLE X ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS AND OFFICERS
To the fullest extent permitted by the DGCL, as the same presently exists or may hereafter be amended, no director or officer shall be personally liable to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which (a) such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, (b) such officer shall be liable in any action by or in the right of the Corporation, or (c) such director or officer shall be liable by reason that, in addition to any and all other requirements for liability, that person (A) shall have breached their duty of loyalty to the Corporation or its stockholders, (B) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (C) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (D) shall have derived an improper personal benefit.
Any repeal or modification of this Article X shall not adversely affect any right or protection of a director or officer with respect to any act or omission occurring prior to such repeal or modification. If the DGCL is amended after the date of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE XI SEVERABILITY

If any provisions contained in this Certificate of Incorporation shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate this entire Certificate of Incorporation or any other provisions hereof. Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable, then this Certificate of Incorporation shall be construed as if not containing such provision.

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IN WITNESS WHEREOF, said Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: May 11, 2023

                        PENSKE AUTOMOTIVE GROUP, INC.

                        By: /s/ Shane M. Spradlin
                            Shane M. Spradlin
                        Its: Secretary